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                                                                     EXHIBIT 8.2



                                                               November 10, 1999


ORIX Credit Alliance Receivables Trust 1999-A
c/o The Bank of New York (Delaware)
502 White Clay Center
Newark DE  19714-6973

ORIX Credit Alliance Receivables Corporation II
300 Lighting Way
Secaucus NJ  07096-1525

Orix Credit Alliance, Inc.
300 Lighting Way
Secaucus NJ  07096-1525

Gentlemen:

                  Reference is made to that certain Securities and Exchange Commission Form S-1 Registration Statement Number 333-84627 (the "Registration Statement"). We are special New Jersey tax counsel to ORIX Credit Alliance Receivables Trust 1999-A, a Delaware business trust.

                  As special counsel, we have examined such records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of the opinion. Upon the basis of such examination, we advise you that, in our opinion, the material New Jersey income tax consequences of the ownership of the Notes by initial purchasers who are not otherwise subject to taxation of income in New Jersey are as set forth under the heading "State and Local Tax Considerations -- New Jersey Tax Considerations" and "Legal Matters" in the Registration Statement.

                  We hereby consent to the filing of the opinion regarding such New Jersey state and local tax consideration as an exhibit to the Registration Statement and to the reference to us under the heading "State and Local Tax Considerations--New Jersey Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                  /s/RIKER, DANZIG, SCHERER,
                                                     HYLAND & PERRETTI LLP